UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2021

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

605 Lincoln Road, 5th Floor Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Blink Charging Co.

May 10, 2021

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 10, 2021, pursuant to a Share Purchase Agreement dated April 21, 2021, we acquired from Blue Corner NV, a Belgian company (“Blue Corner”), all of its outstanding capital stock. Headquartered in Belgium, Blue Corner owns and operates an electric vehicle “EV” charging network across Europe.

The purchase price for the acquisition of all of Blue Corner’s outstanding capital stock was 20,000,000 Euros (or approximately $24.2 million), consisting of 19,000,000 Euros (or approximately $23.0 million) in cash and 1,000,000 Euros (or approximately $1.2 million) represented by 32,382 shares of our common stock (the “Consideration Shares”). The number of Consideration Shares was calculated based on the volume-weighted average price of our common stock during the 30 consecutive trading days immediately preceding the closing date of the Share Purchase Agreement, which equaled 30.88 Euros (or $37.66) per share (the “Final Average Closing Price”).

We also agreed in the Share Purchase Agreement to execute management agreements with key Blue Corner personnel, including equity incentive packages consisting of additional shares of our common stock.

We entered an escrow agreement pursuant to the Share Purchase Agreement, under which we paid 1,725,000 Euros (or approximately $2.1 million) of the purchase price into an escrow account for a period of up to 18 months following the closing to cover any losses or damages we may incur by reason of any misrepresentation or breach of warranty by Blue Corner under the Share Purchase Agreement.

Prior to the acquisition, Blue Corner did not have any material relationship or association with us. The acquisition purchase price was determined as a result of arm’s length negotiations between the parties.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release issued in the United States on May 11, 2021 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The shares of our common stock in the acquisition were issued in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The securities offered in the acquisition transaction have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For SEC reporting purposes, the Blue Corner transaction did not involve the acquisition of a significant amount of assets.

The information provided in Item 2.01 relating to the issuance of our common stock to Blue Corner shareholders is hereby incorporated by reference to this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the financial statements of Blue Corner N.V. are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b)       Pro Forma Financial Information. In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d)       Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated April 21, 2021, between the Shareholders of Blue Corner NV and Blink Holdings B.V.*

99.1	Press Release issued by Blink Charging Co. on May 11, 2021.

*Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated:	May 13, 2021	By:	/s/ Michael D. Farkas
		Name:	Michael D. Farkas
		Title:	Chairman and Chief Executive Officer